Exhibit 10.15
                                                                -------------

                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                                  SYRIX CORP.
                                      AND
                         COMMUNICATION TECHNIQUES, INC.
                                 March 29, 2004





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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") entered into as of March 29, 2004, by and between SYRIX CORP., a Delaware corporation ("SYRIX") and COMMUNICATION TECHNIQUES, INC., a Delaware Corporation ("CTI"). SYRIX and CTI are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which SYRIX will purchase certain of the assets (and assume certain of the liabilities) of CTI in return for cash.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     Section 1. Definitions.

     "Acquired Assets" means all right, title, and interest in and to all of the assets of CTI (exclusive of only Excluded Assets), including, without limitation, all of its (a) Leased Real Property, (b) tangible personal property (such as, but not limited to, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities , (h) claims, deposits, prepayments, refunds (excluding tax refunds), causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials;

     "Affiliate" means, in respect of any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with the first- mentioned Person.

     "Applicable Law" means , with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person).

     "Assumed Liabilities" means (a) all liabilities of CTI set forth on the face of the Most Recent Balance Sheet, (b) all liabilities of CTI which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort,

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infringement,  violation  of law, or  environmental  matter,  including  without limitation those arising under Environmental, Health, and Safety Requirements) as reflected on the Final Closing Date Balance Sheet, (c) the insurance policies set forth on Schedule 3(s), (d) commissions payable in connection with any accounts receivable unpaid as of the Closing Date and incurred thereafter; and
(e) all obligations of CTI under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either
(i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing.

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "CERCLA" has the meaning set forth in Section 3(w).

     "Closing" has the meaning set forth in Section 2(d) below.

     "Closing Date" has the meaning set forth in Section 2(d) below.

     "Code" means the Internal Revenue Code of 1986, as amended, together with all U.S. Treasury rulings and regulations promulgated thereunder.

     "Confidential Information" means any information concerning the businesses and affairs of CTI that is not already generally available to the public.

     "CTI" has the meaning set forth in the preface above.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Draft  Closing  Date  Balance  Sheet" has the meaning set forth in Section
2(e).

     "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act
(RCRA), 42 U.S.C. 9601 et seq., the Toxic Substances Resource Conservation and Recovery Act (TSCA), 15 U.S.C. 2601 et seq., and the Water Pollution Control Act (FWPCA), 33 U.S.C. 1251 et seq.

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     "ERISA"  means the Employee  Retirement  Income  Security  Act of 1974,  as
amended.

     "Excluded Assets" are (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of CTI as a corporation, (ii) Cash, (iii) any rights under any Employment Benefit Plan, insurance program or other benefit plans sponsored by CTI's ultimate parent Dover Corporation; (iv) any assets previously owned by Arcom Wireless, Inc. as set forth in Schedule 1.1(a), (v) all other excluded assets set forth on
Schedule 1.1(a), or (vi) any of the rights of CTI under this Agreement (or under any collateral agreement between CTI on the one hand and SYRIX on the other hand entered into on or after the date of this Agreement).

     "Excluded Liabilities" shall mean the following (a) any liability of CTI for Income Taxes, (b) except as provided in Section 9(m) below, any liability of CTI for transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (c) any liability of CTI for Taxes, (d) any liability of CTI for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (e) any liability related to Arcom Wireless, Inc., (f) any liability or obligation of CTI under this Agreement (or under any collateral agreement between CTI on the one hand and SYRIX on the other hand entered into on or after the date of this Agreement), (g) any liability of CTI relating to the insurance or Employee Benefit Plans provided by Dover Corporation, (h) any intercompany note payable,
(i) any liability for commissions payable for accounts receivable paid prior to the Closing Date; (j) payroll and related taxes relating to work performed prior to the Closing Date; (k) vacation pay earned, accrued and unpaid prior to the Closing Date; and (l) any liability resulting from, arising out of, relating to, in the nature of, or caused by the operation of the business of CTI prior to the Closing and not specifically assumed by SYRIX in this Agreement.

     "Final  Closing  Date  Balance  Sheet" has the meaning set forth in Section
2(e).

     "Financial Statements" has the meaning set forth in Section 3(g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self- regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     "SYRIX" has the meaning set forth in the preface above.

     "Improvements" has the meaning set forth in Section 3(k) below.

     "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

     "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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     "Intellectual  Property"  means all of the  following  in any  jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all  computer  software  (including  source  code,  executable  code,  data,
databases,  and  related  documentation),   (g)  all  material  advertising  and
promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge  of SYRIX" means the knowledge of the  individuals  set forth on
Schedule 1.1(b), attached hereto and shall be deemed to include a representation that to the extent consistent with the duties and responsibilities of their respective positions such individuals have made all usual and reasonable inquiries and all inquiries that would be reasonable in light of each of such individual's actual knowledge.

     "Knowledge  of CTI" means the  knowledge  of the  individuals  set forth on
Schedule 1.1(c), attached hereto and shall be deemed to include a representation that to the extent consistent with the duties and responsibilities of their respective positions such individuals have made all usual and reasonable inquiries and all inquiries that would be reasonable in light of each of such individual's actual knowledge.

     "Lease Consent" has the meaning set forth in Section 6(a) below.

     "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by CTI.

     "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which CTI holds any Leased Real Property.

     "Lien" means with respect to any asset, any mortgage, title defect or objection, pledge, lien, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

     "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of CTI, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby.

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     "Most Recent  Balance Sheet" means the balance sheet  contained  within the
Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 3(g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 3(g) below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3(g) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice since January 1, 2001 (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2(c) below.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

     "Tax" or "Taxes" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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Section 2. Basic Transaction.

     (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, SYRIX agrees to purchase from CTI, and CTI agrees to sell, transfer, convey, and deliver to SYRIX, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

     (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, SYRIX agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. SYRIX will not assume or have any responsibility, however, with respect to any other obligation or liability of CTI not included within the definition of Assumed Liabilities.

     (c) Purchase Price. SYRIX agrees to pay to CTI at the Closing an aggregate amount of $15,000,000.00 (the "Purchase Price") by delivery of cash for the Purchase Price payable by wire transfer or delivery of other immediately available funds to a bank account designated by CTI prior to Closing.

     (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Beckman, Lieberman & Barandes, LLC, in Jericho, New York commencing at 9:00 a.m. local time on March 29, 2004 or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than March 31, 2004.

     (e) Deliveries at the Closing. At the Closing, (i) CTI will deliver to SYRIX (A) the various certificates, instruments, and documents referred to in
Section 6(a) below and (B) a draft balance sheet as of the Closing Date (the "Draft Closing Date Balance Sheet") attached hereto as Schedule 2(e), which will be replaced with a final balance sheet, dated as of the Closing Date (the "Final Closing Date Balance Sheet") which will be delivered by CTI within ten days after Closing.; (ii) SYRIX will deliver to CTI the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) CTI will execute, acknowledge (if appropriate), and deliver to SYRIX or cause to be delivered to SYRIX (A) an Assignment and Assumption Agreement, Assignment and Assumption of Lease Agreements and Trademark Assignment in the forms attached hereto as Exhibits A-1 through A-3 and (B) such other instruments of sale, transfer, conveyance, and assignment as SYRIX and its counsel shall deem reasonably necessary or appropriate to vest in SYRIX all of CTI's right, title and interest in, to and under the Acquired Assets; (iv) SYRIX will execute, acknowledge (if appropriate), and deliver to CTI (A) an Assignment and Assumption in the form attached hereto as Exhibit A-1, (B) a Termination Agreement with Delaware Capital Formation, Inc., and (C) such other instruments of assumption as CTI and its counsel reasonably may request (provided, however, that no such document shall expand in any way any of SYRIX's obligation to assume anything other than the Assumed Liabilities); and (v) SYRIX will deliver to CTI the consideration specified in Section 2(c) above.

     (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Exhibit B, except that SYRIX's cost for the Acquired Assets may differ from the amount so allocated to the extent necessary to reflect SYRIX's capitalized acquisition costs other than the amount realized by CTI. In the event that the price allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the price allocation.


     Section 3. CTI Representations and Warranties. CTI represents and warrants to SYRIX that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were

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substituted for the date of this Agreement throughout this Section 3), except as
set  forth  in  the  disclosure   schedule   accompanying  this  Agreement  (the
"Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a) Organization of CTI. CTI is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all corporate power and authority to own, lease and operate the Acquired Assets and to carry on its business as now being conducted. CTI is duly qualified or licensed and in good standing in each jurisdiction where the nature of the activities conducted by its business or the character of the property or assets owned, leased or operated, by its business makes such qualification or licensing necessary.

     (b) Authorization of Transaction. CTI has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and shareholders of CTI have duly authorized the execution, delivery, and performance of this Agreement by CTI. This Agreement constitutes the valid and legally binding obligation of CTI, enforceable in accordance with its terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CTI is subject or any provision of the charter or bylaws of CTI or (ii) except as set forth in Schedule 3(c)(ii) of the Disclosure Schedule conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CTI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Except as set forth elsewhere in this Agreement or as set forth in Schedule 3(c)(ii), CTI does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

     (d) Brokers' Fees. CTI has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which SYRIX could become liable or obligated.

     (e) Title to Assets. CTI has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on their Final Closing Date Balance Sheet, free and clear of all Liens.. Without limiting the generality of the foregoing, CTI has good and marketable title to all of the Acquired Assets, free and clear of any Lien or restriction on transfer.

     (f) Subsidiaries. CTI has no Subsidiaries.

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     (g) Financial  Statements.  Attached  hereto as Exhibit C are the following financial statements (collectively the "Financial Statements"): (i) balance sheets, statements of income, and cash flow as of and for the fiscal years ended December 31, 2002 and December 31, 2003 (the "Most Recent Fiscal Year End") for CTI; and (ii) balance sheets, statements of income and cash flow (the "Most Recent Financial Statements") as of and for the two (2) months ended February 29, 2004 (the "Most Recent Fiscal Month End") for CTI. The Financial Statements and the Final Closing Date Balance Sheet have been prepared in good faith consistent with past practices and in accordance with GAAP (except for the lack of notes thereto) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of CTI as of such dates and the results of operations of CTI for such periods and is based upon, and accurately reflects in all material respects the books of account and other financial records of CTI; provided, however, that the Most Recent Financial Statements and the Final Closing Date Balance Sheet are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. The books of account and other financial records of CTI are, in all material respects, complete and accurate and have been properly maintained in accordance with applicable laws .

     (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, CTI's business has been conducted in the Ordinary Course of Business and there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date, except as set forth on in
Schedule 3(h):

          (i) CTI has not sold, leased, transferred, or assigned any assets, tangible or intangible, except fixed assets and inventory in the Ordinary Course of Business;

          (ii) CTI has not accelerated, terminated, made modifications to, or cancelled any agreement, contract, lease, or license in excess of $5,000 to which CTI is a party or by which it is bound;

          (iii) CTI has not imposed any Lien upon any of its assets, tangible or intangible;

          (iv) CTI has not made any capital expenditures in excess of $10,000;

          (v) CTI has not made any capital investment in, or any loan to, any other Person;

          (vi) CTI has not transferred, assigned, or granted any license or sublicense or made other disposition of any rights under or with respect to any Intellectual Property;

          (vii) there has been no change made or authorized in the charter or bylaws of CTI;

          (viii) CTI has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (ix) CTI has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (x) CTI has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees or any other Person;

          (xi) CTI has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xii) CTI has not granted any increase in the base compensation of any of its directors, officers, and employees, except as set forth in Schedule 3(y) of the Disclosure Schedule;

          (xiii) CTI has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xiv) CTI has not made any other change in employment terms for any of its directors, officers, and employees;

          (xv) CTI has not changed its normal business practices or taken any other action outside the Ordinary Course of Business in order to generate Cash;

          (xvi) CTI has not made any loans or advances of money;

          (xvii) CTI has not changed its accounting principles, methods or practices or in the manner it keeps its books and records or any change of current accounting practices with regard to sales, expenses, assets and liabilities;

          (xviii) CTI has not changed the practices of pricing or discounting for sales of finished goods, ordering supplies and raw materials, shipping finished goods, accepting returns or honoring warranties, invoicing customers and collecting debts, including the collection of accounts receivable and the payment of accounts payable; and

          (xix) CTI has not committed to any of the foregoing.

     (i) Undisclosed Liabilities. CTI has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet and (ii) liabilities set forth on the Final Closing Date Balance Sheet which are in the Ordinary Course of Business and of a nature similar to those set forth on the face of the Most Recent Balance Sheet.

     (j) Legal Compliance. CTI has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et. seq.) of all Governmental Authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it or related to the Acquired Assets alleging any failure so to comply.

     (k) Real Property.

          (i) CTI owns no real property.

          (ii) Section 3(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). CTI has delivered to SYRIX a true and complete copy of each such Lease document. Except as set forth in Section 3(k)(ii) of the Disclosure Schedule, with respect to each of the
     Leases:

               (A) such Lease is legal, valid, binding, enforceable and in full force and effect;

               (B) except for those Leases for which a Lease Consent is obtained, the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

               (C) CTI's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of CTI, there are no disputes with respect to such Lease;

               (D) to the Knowledge of CTI, neither CTI nor any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of CTI, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

               (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

               (F) CTI does not owe, or will not owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

               (G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, CTI;

               (H) CTI has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and

               (I) CTI has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

          (iii) The Leased Real Property identified in Section 3(k)(ii) of the Disclosure Schedule (the Leased "Real Property") comprises all of the real property used or intended to be used in the business of CTI; and CTI is not a party to any agreement or option to purchase any real property or interest therein.

          (iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the "Improvements") are in good operating condition and repair in all material respects and sufficient for the operation of the business of CTI. There are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of CTI as currently conducted thereon.

          (v) to the Knowledge of CTI, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including, but not limited to, the Americans with Disabilities Act of 1990, as amended.

               (l) Intellectual Property.

          (i) CTI has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any material respect, and none of the directors and officers of CTI has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that CTI must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of CTI, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of CTI.


          (ii) Section 3(l)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to CTI with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which CTI has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which CTI has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). CTI has delivered to SYRIX correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).
     Section 3(l)(ii) of the Disclosure Schedule also identifies each trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright, and computer software item used by CTI in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3(l)(ii) of the Disclosure Schedule:

                    (A) CTI possesses all right,  title,  and interest in and to the item, free and clear of any Lien, license, or other restriction;

                    (B) the item is not subject to any  outstanding  injunction, judgment, order, decree, ruling, or charge;

                    (C) no action,  suit,  proceeding,  hearing,  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of CTI, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                    (D) CTI has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item except to customers in the Ordinary Course of Business.

          (iii) Section 3(l)(iii) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that CTI uses pursuant to license, sublicense, agreement, or permission. CTI has delivered to SYRIX a correct and complete list of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in Section 3(l)(iii) of the Disclosure Schedule:

                    (A)  the  license,  sublicense,   agreement,  or  permission
               covering the item is legal, valid, binding, enforceable, and in full force and effect;

                    (B) no  party  to the  license,  sublicense,  agreement,  or permission is in breach or default, and no event has occurred, including the execution of this Agreement, which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (C) no  party  to the  license,  sublicense,  agreement,  or permission has repudiated any provision thereof;

                    (D) CTI has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

                    (E) no  loss  or  expiration  of  the  item  is  threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by CTI, including without limitation, a failure by CTI to pay any required maintenance fees).

               (m) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that CTI owns and leases in excess of $3,000, all of which are as set forth in Section 3(m) of the Disclosure Schedule, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

               (n) Title to Assets and Continued Operation. Except for the Excluded Assets, the Acquired Assets, when utilized by a labor force substantially similar to that employed by CTI on the date hereof, are adequate to conduct business in all material respects as currently conducted.

               (o) Inventory. Schedule 3(o) of the Disclosure Schedule hereto sets forth an accurate and complete summary of the Inventory of CTI as reflected on the Most Recent Balance Sheet, which Schedule 3(o) sets forth the Inventory values used in preparing the Most Recent Balance Sheet. The Inventory described in Section 3(o) of the Disclosure Schedule and all additions thereto acquired since the Most Recent Balance Sheet Date have not been disposed of except in the Ordinary Course of Business and to the extent on hand on the Closing Date are in good operating condition in all material respects as currently constituted or assembled.

               (p) Contracts. Section 3(p) of the Disclosure Schedule lists all of the material contracts and other agreements to which CTI is a party, including but not limited to the following:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or non-competition;

          (vi) any agreement involving any CTI Affiliates (other than CTI);

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (viii) any collective bargaining agreement;

          (ix)  any  agreement  for  the  employment  of  any  individual  on  a
     full-time,   part-time,   consulting,   or  other  basis  providing  annual
     compensation including severance benefits in excess of $50,000;

          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

          (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

          (xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

          (xiii) any agreement under which CTI has advanced or loaned any other Person amounts in the aggregate exceeding $7,500;

          (xiv) any agreement with any Person containing any provision or covenant prohibiting or materially limiting the ability of CTI to engage in any business activity or compete with any Person;

          (xv) any agreement pursuant to which any Lien has been imposed on any Acquired Assets;

          (xvi) any agreement that limits or contains restrictions on the ability of CTI to incur or suffer to exist any Lien, to purchase or sell any assets, to change the lines of business in which it participates or engages or to engage in any merger or other business combination; or

          (xvii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

CTI has delivered to SYRIX a correct and complete list of each written agreement set forth in Section 3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3(p) of the Disclosure Schedule. With respect to each such agreement, except as set forth in Section 3(p) of the Disclosure

Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has amended or repudiated any provision of the agreement.

               (q) Accounts Receivable. All accounts receivable of CTI are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Final Closing Date Balance Sheet. Section 3(q) of the Disclosure Schedule is a true and complete aged accounts receivable run as of the date indicated thereon.

               (r) Powers of Attorney. To the Knowledge of CTI, there are no outstanding powers of attorney executed on behalf of CTI, other than to freight forwarders and brokers.

               (s) Insurance. Section 3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) which will be assumed by SYRIX:

                    (i) the name, address, and telephone number of the agent;

                    (ii) the name of the insurer,  the name of the policyholder, and the name of each covered insured;

                    (iii) the policy number and the period of coverage;

                    (iv) the scope  (including  an  indication  of  whether  the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                    (v) a description of any retroactive  premium adjustments or other material loss- sharing arrangements.

          With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) CTI, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, cancellation, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Section 3(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting CTI.

               (t) Litigation. Section 3(t) of the Disclosure Schedule sets forth each instance in which CTI (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of CTI, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth in Section 3(t) of the Disclosure Schedule, there is no suit, claim, action or proceeding pending by or against CTI with respect to the business or against or regarding any of the Acquired Assets before any Governmental Authority, nor to the Knowledge of CTI, any suit, claim, action, proceeding or investigation is threatened against CTI with respect to the business or against or regarding any of the Acquired Assets before any Governmental Authority, in each case, (i) that individually or in the aggregate, would (A) prevent, hinder or delay the execution and performance of this Agreement or the consummation of the transactions contemplated hereby or (B) result in this Agreement being declared unlawful or cause the rescission of any of the transactions contemplated hereby or
          (ii) in which the amount of damages either asserted or likely to be recovered exceeds $25,000. There are no judgments, decrees, orders or rulings against CTI or relating to the business that have had or would have a Material Adverse Effect.

               (u) Product Warranties, Defects and Liabilities. All of the products manufactured, sold, leased, and delivered by CTI have conformed in all material respects with all applicable contractual commitments and all express and implied warranties. Section 3 (u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for CTI (containing applicable guaranty, warranty, and indemnity provisions). There exists no pending or, to the Knowledge of CTI, threatened product liability or warranty claims relating to the business, except to the extent reserved for on the Final Closing Date Balance Sheet or otherwise set forth on Schedule 3(u) of the Disclosure Schedule, and, to the Knowledge of CTI, there is no reasonable basis for any such suit, inquiry, action, proceeding, investigation or claim.

               (v) Guaranties. CTI is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

               (w) Environmental, Health, and Safety Matters.

                    (i) CTI, and its predecessors have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

                    (ii) Without  limiting the generality of the foregoing,  CTI has obtained, has complied, and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on Section 3(w)(ii) of the Disclosure Schedule.

                    (iii) CTI has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to its facilities arising under Environmental, Health, and Safety Requirements.

                    (iv) Except as set forth on Section 3(w)(iv) of the Disclosure Schedule, none of the following exists at any property or facility owned or operated by CTI: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                    (v) Neither  CTI, nor any of its  predecessors  has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

                    (vi) Except as set forth in Section 6(a)(x) of this Agreement, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third
               parties,   pursuant  to  any  of  the   so-called   "transaction-
               triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

     (x)  Distributors, Customers and Suppliers

                    (i) Section  3(x) of the  Disclosure  Schedule  sets forth a complete and accurate list (with dollar volumes included) of (i) the ten largest customers (by dollar volume) of the products of the CTI's business during the twelve (12) month period ended December 31, 2003; and (ii) the ten largest suppliers (by dollar volume) of materials or services to the business during the twelve (12) month period ended December 31, 2003.

                    (ii) With respect to any such  customer or supplier or group of related customers and suppliers listed in Section 3(x) of the Disclosure Schedule, no such supplier, group of related suppliers has terminated, to the Knowledge of CTI no such customer or group of related customers has terminated, and to the Knowledge of CTI no such supplier, customer or group of related customers or suppliers, intends to terminate, its business with CTI.

                    (iii) Except as described in Section 3(x)(iii) of the Disclosure Schedule, there are no contracts to which CTI is a party and under the terms of which (i) CTI is obligated to purchase any product or services from, or sell any product or services to, any other Person on an exclusive basis with respect to any geographic area or group of potential customers; or (ii) any other Person may be similarly obligated to CTI.

     (y) Employees. Section 3(y) of the Disclosure Schedule contains a complete and accurate list of all of CTI's current employees as of the Most Recent Balance Sheet Date , their respective dates of hire, salaries or hourly rates (as the case may be), annual bonuses (last paid or payable), if any, unused accrued vacation entitlements and, deferred compensation. Except as specifically set forth in Section 3(y) of the Disclosure Schedule, (a) no employee is subject to a written employment agreement and (b) all employees are actively at work and no employee is currently on a leave of absence, layoff, suspension, workers compensation, short-term or long-term disability or otherwise not actively performing his or her work during all normally scheduled hours.

     (z) Taxes. CTI has timely filed all income Tax Returns which it was required to file prior to the Closing Date under Applicable Law and the Code and all such Tax Returns are complete and correct, are based on the books of account and financial records of CTI, and have been prepared in material compliance with all Applicable Laws. CTI has paid all Taxes due and owing it (whether or not such Taxes are required to be or are shown on a Tax Return). CTI has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any tax assessment or deficiency. If any lien is attached or levied against any of the Acquired Assets arising from any Taxes incurred by CTI prior to the Closing Date not specifically assumed by SYRIX hereunder, CTI shall provide sufficient surety to release and discharge such lien.

          (aa) No Illegal Payments. Neither CTI nor any of its directors, officers, employees or agents, has (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person to assist in connection with any actual or proposed transaction or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (A) which violates any

     Applicable Law, including but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, or might subject SYRIX to any damages or penalties in any civil, criminal or governmental litigation or proceeding or (B) the non-continuation of which has had or might have a Material Adverse Effect or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

          (bb) Disclosure.  The representations and warranties contained in this
     Section 3 (including the Disclosure Schedule and any other schedules and exhibits required to be delivered by CTI to SYRIX pursuant to this Agreement) and any certificate furnished by CTI to SYRIX do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading. To the Knowledge of CTI, there is no material fact or complex of facts or circumstances relating to CTI which may result in a Material Adverse Effect which has not been disclosed in this Agreement to SYRIX.

          Section 4. SYRIX's Representations and Warranties. SYRIX represents and warrants to CTI that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

          (a) Organization of SYRIX. SYRIX is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

          (b) Authorization of Transaction. SYRIX has full power and authority (including full corporate power or other entity and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of SYRIX, enforceable in accordance with its terms and conditions. SYRIX need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by SYRIX.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Agency, or court to which SYRIX is subject or any provision of its charter, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SYRIX is a party or by which it is bound or to which any of its assets is subject. SYRIX does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

          (d) Brokers' Fees. SYRIX has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which CTI could become liable or obligated based on arrangements made by or on behalf of SYRIX.

          (e) Knowledge of Breach. SYRIX represents and warrants that it does not have any actual Knowledge of any breach, default or condition causing breach or default of any representation, warranty, covenant, agreement or condition.

          Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

          (b) Notices and Consents. CTI will give any notices to third parties, and CTI will use its reasonable best efforts to obtain any third party consents referred to in Section 3(c) above, and any other items set forth in Section 5(b) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

          (c) Operation of Business. CTI will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

          (d) Preservation of Business. CTI will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) Full Access. CTI will permit representatives of SYRIX (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of CTI, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to CTI. SYRIX will treat and hold as such any Confidential Information it receives from CTI, in the course of the reviews contemplated by this Section 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to CTI or destroy, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

          (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) Exclusivity. CTI will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition  of any  capital  stock  or  other  voting  securities,  or any substantial portion of the assets, of CTI (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

          (h) Leases. CTI shall not amend, modify, extend, renew or terminate any Lease, nor shall CTI enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property requiring payments in excess of $5,000 annually as averaged over the term thereof, without the prior written consent of SYRIX .

          (i) Updated Financial Statements. Within twenty (20) days of each fiscal month end, CTI shall furnish to SYRIX copies of its financial statements prepared in the Ordinary Course of Business.

          Section 6. Conditions to Obligation to Close.

          (a) Conditions to SYRIX 's Obligation. The obligation of SYRIX to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) The representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date;

               (ii) CTI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) CTI shall have procured (or made reasonable arrangements to procure) all of the third party consents specified in Section 5(b) above;

               (iv) No action, suit, or proceeding shall be pending before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of SYRIX to own the Acquired Assets and to operate the current business of CTI;

               (v) CTI shall have delivered to SYRIX a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

               (vi) SYRIX shall have received from counsel to CTI an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to SYRIX , and dated as of the Closing Date;

               (vii) All actions to be taken by CTI in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to SYRIX ;

               (viii) CTI shall have obtained and delivered to SYRIX the Assignment and Assumption of Lease Agreements set forth on Exhibit A-2 (the "Lease Consent");

               (ix) CTI shall have delivered to SYRIX copies of the certificates of good standing of CTI, issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person's organization and of each jurisdiction in which each such Person is qualified to do business; and

               (x) CTI shall have received from the New Jersey Department of Environmental Protection (hereinafter called "DEP"), pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder, and any successor or amended legislation or regulations (hereinafter collectively called "ISRA"), for the Leased Real Property, at CTI's option any of the following:

               (a)  no  further   action   letter   approving   CTI's   negative
                    declaration;

               (b) a remediation agreement to permit closing to occur prior to ISRA compliance pursuant to N.J.S.A. 13:1K-9 ("Remediation Agreement");

               (c) a letter approving CTI's application for a transfer when discharges are of minimal environmental concern pursuant to N.J.S.A. 13:1K-11.7; or

               (d)  DEP approval of a cleanup plan,

               (e) A letter from DEP approving a remedial action workplan pursuant to N.J.S.A. 13:1K-11.3 ("Limited Site Review");

               (f) A letter from DEP approving CTI's application pursuant to N.J.S.A. 13:1K-11.6 ("remedial in progress waiver"); or

               (g) A letter from DEP pursuant to N.J.S.A. 13:1K-9.7 ("deminimus quantity exception").

The receipt of any one of which shall herein be referred to as "ISRA Closing Compliance" and delivered a copy thereof to SYRIX.

SYRIX may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to CTI's Obligation. The obligation of CTI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) SYRIX shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasi- judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) SYRIX shall have delivered to CTI a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

          (v) CTI and SYRIX shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

          (vi) CTI shall have received from counsel to SYRIX an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to CTI, and dated as of the Closing Date; and

          (vii) all actions to be taken by SYRIX in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to CTI.

CTI may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     Section 7. Termination.

     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

          (i) Either party may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) SYRIX may terminate this Agreement by giving written notice to CTI at any time prior to the Closing (A) in the event CTI has breached any representation, warranty, or covenant contained in this Agreement in any material respect, SYRIX has notified CTI of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2004, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from SYRIX itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) CTI may terminate this Agreement by giving written notice to SYRIX at any time prior to the Closing (A) in the event SYRIX has breached any representation, warranty, or covenant contained in this Agreement in any material respect, CTI has notified SYRIX of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2004, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from CTI itself breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

     Section 8. Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties.

     Except as expressly provided in this Agreement, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and continue in effect until two (2) years following the Closing Date; provided, however, that representations and warranties under Section 3(l), (intellectual property), Section 3(w) (environmental) and Section 3(z) (taxes), and Section 4(e) shall remain in effect until five (5) years following the Closing Date; and further provided, that any such representation or warranty as to which a claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved or settled.

     (b)  Survival of Covenants and Agreements.

     Except as expressly provided in this Agreement, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing.

     (c)  Indemnification   by  CTI   and   its   parent,   Dover   Technologies
          International, Inc.

     CTI and Dover Technologies International, Inc., jointly and severally, shall indemnify and hold harmless SYRIX and its Affiliates and their respective officers, directors, successors and assigns (the "SYRIX Indemnified Parties") from and against any claims, liabilities, losses, damages, actions, suits, proceedings, claims, demands, judgments, costs and expenses, including reasonable attorney's fees (any one such item being herein called a "Loss") and all such items being herein collectively called "Losses") which are caused by or arise out of:

          (i) any breach or default in the performance by CTI of any covenant or agreement of CTI contained herein or in any certificate delivered pursuant hereto at the Closing;

          (ii) any breach of warranty or representation made by CTI contained in
     Section 3 of this Agreement or in any certificate delivered pursuant hereto at the Closing; or

          (iii) any Excluded Liabilities.

     (d) Indemnification by SYRIX.

     SYRIX agrees to indemnify and hold harmless CTI and its Affiliates and their respective officers, directors, successors and assigns ("CTI") from and against any losses which are caused by or arise out of:

          (i) any breach or default in the performance by SYRIX of any covenant or agreement contained herein or in any certificate delivered pursuant hereto or thereto or at the Closing;

          (ii) any breach of warranty or representation made by SYRIX contained in Section 4 or in any certificate delivered pursuant hereto at the Closing;

          (iii) the Assumed Liabilities; or

          (iv) SYRIX's conduct of the business or the operation and use of the Acquired Assets, in each case from and after the Closing.

     (e) Procedure, Notice of Claims.

          (i) Any indemnified party (the "Indemnified Party") seeking indemnification hereunder shall, within the relevant limitation period provided for in this Section, give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnifying Party") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          (ii) The Indemnifying Party shall have twenty (20) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds (the
     "Dispute Settlement") or (ii) to provide such Indemnified Party with written notice that it disagrees (and the reasons therefor) with the amount or method of determination set forth in the Claim Notice (the "Dispute Notice"). Within a thirty (30) day period after the giving of the Dispute Notice or if no such notice is given, the expiration of the twenty (20) day period set forth above without a Dispute Settlement, a representative of each Indemnifying Party and such Indemnified Party shall negotiate in a bona fide attempt to resolve the matter without judicial intervention (the "Negotiation Period"). If, upon the expiration of the Negotiation Period, all of the Indemnified Party's claims in the Claim Notice are not resolved, the Indemnified Party may commence at any time thereafter such legal action or proceedings as it deems appropriate to enforce the indemnification obligation of the Indemnifying Party pursuant to this Section.


(f) Procedure - Third Party Claims.

          (i) Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding against it by a third Person ("Third Party Claim"), such Indemnified Party will, if a claim for indemnification is to be made against an Indemnifying Party, provide to the Indemnifying Party written notice of the commencement of such claim (together with copies of any legal papers served) but the failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.

          (ii) If any proceeding referred to in this Section is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such proceeding, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless
     (i) the Indemnifying Party is also a party to such proceeding and the Indemnified Party upon the advice of counsel reasonably determines in good faith that a conflict or potential conflict exists such that joint representation would be inappropriate under applicable standards of professional conduct, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the
     Indemnifying Party assumes the defense of a Third Party Claim and subsequently determines that the Third Party Claim is not subject to indemnification by the Indemnifying Party hereunder, the Indemnifying Party shall give prompt notice of such fact to the Indemnified Party, after which the Indemnified Party shall have the right to reassume control of the defense of such claim; provided, that the failure by the Indemnifying Party to promptly notify the Indemnified Party of any such determination shall not result in any liability to the Indemnifying Party except to the extent that the Indemnified Party demonstrates that the defense of such action has been prejudiced by the Indemnifying Party's failure to give such notice. If the Indemnifying Party assumes the defense of a Third Party Claim and subsequently determines that such claim is not subject to indemnification by the Indemnifying Party hereunder, the Indemnifying Party shall have the right, following its delivery of the notice contemplated by the immediately preceding sentence, to withdraw from such defense, and such withdrawal shall not result in any liability to the Indemnifying Party except to the extent that the Indemnified Party demonstrates that the defense of such action has been prejudiced by the timing of the Indemnifying Party's withdrawal. If the Indemnifying Party assumes the defense of a proceeding,
     (x) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent (which consent will not be unreasonably withheld, delayed or conditioned) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (y) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent as may be required pursuant to clause (x) above. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding or contest responsibility therefore, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party to which the Indemnifying Party consents, which consent may not be unreasonably withheld, delayed or conditioned.

          (iii) Notwithstanding the foregoing, if the exclusive remedy sought under a Third Party Claim is for injunctive relief for which an Indemnified Party may be liable, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party, although still liable for the payment of all reasonable legal fees, costs and expenses incurred in connection therewith, will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent which may not be unreasonably withheld, delayed or conditioned. In addition, if a Third Party Claim seeks both injunctive or other non-monetary relief and monetary damages, the Indemnified Party may, by notice to the Indemnifying Party, participate in the defense of such proceeding at its own cost.

          (iv) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties whenever the Indemnifying Party is required hereunder to pay the fees and expenses of counsel for the Indemnified Parties.

     (g)  Remedies.

     Except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of the parties hereunder shall be restricted to the indemnification rights set forth in this Section 8, provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under Applicable Law or actual fraud is proven on the part of a party by another party hereto.

     (h) Certain Limitations.

          (i) Notwithstanding any other provision in this Agreement to the contrary, the parties to this Agreement shall only be liable to indemnify each other for compensatory damages, and, accordingly, in the absence of actual fraud, neither party shall be entitled to recover from the other special, indirect, punitive or consequential damages pursuant to this Section unless and then only to the extent that the same are components of a Third Person Claim for which an Indemnified Party is seeking indemnification hereunder.

          (ii) No claim for indemnification under this Section shall be valid and assertable unless such claim involves more than $5,000 and, when aggregated with all other claims asserted against the Indemnifying Party on the same date, is for an amount in excess of $150,000 in the aggregate (the "Deductible"), it being understood that the Indemnifying Party shall only be liable to indemnify the Indemnified Party for the full amount of such losses in excess of the Deductible.

          (iii) In connection with any claim for indemnification under this Section relating to any warranty costs or liabilities, the Indemnified Party shall only be entitled to indemnification for the direct cost of the labor and materials incurred in connection with any warranty claim without allocation of overhead or other non-direct expenses and only those costs incurred consistent with the past practice of CTI in the Ordinary Course of Business, including recordation.

          (iv) The amount of any losses recoverable by way of indemnification pursuant to Section 8 shall be calculated (a) net of any reserves or accruals for such losses on the Most Recent Balance Sheet and (b) net of the insurance proceeds, net of any collection-related expenses, actually received by the Indemnified Party from a third party insurer with respect thereto or any indemnification or contribution from any third Person. To the extent of any indemnification payment made by an Indemnifying Party hereunder, the Indemnifying Party shall succeed to all corresponding claims that the Indemnified Party may have and otherwise shall be subrogated to the rights of the Indemnified Party against its insurers and any other person or security in respect of such claims, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in seeking recovery under such claims. The Indemnifying Party shall be entitled to receive (or retain) any and all recoveries resulting from the exercise of any rights to which it has been subrogated (the "Subrogated Rights"), other than any amounts in excess of the sum of (i) the corresponding losses actually paid by the Indemnifying Party to the Indemnified Party, (ii) the fees and expenses actually paid by the Indemnifying Party to any third parties in connection with the investigation or defense of the matters giving rise to such corresponding losses and (iii) the fees and expenses actually paid by the Indemnifying Party to any third parties in connection with the investigation or prosecution of the Subrogated Rights. The failure of the Indemnified Party to notify timely any applicable insurance carrier or potential third party indemnitor of such claim or Loss shall not under any circumstances, except if there is material prejudice to the Indemnifying Party, constitute a breach of any covenant by the Indemnified Party, or constitute a defense by the Indemnifying Party to, or off-set against, any claim for indemnification by any Indemnified Party hereunder.

          (v) It is agreed that for the purpose of making a claim for indemnification, the expiration of any one survival period, as set forth in this Section of certain representations and warranties shall not affect the ability to make any claim for indemnification hereunder under any other representations and warranties still surviving; provided, that no party shall be entitled to make a claim for indemnification more than once on account of the same facts and circumstances.

     (i) Knowledge. It shall not be a defense, nor shall any party hereto be deemed to have waived or released or otherwise be estopped from asserting any claim for indemnification for breach of a representation, warranty, covenant, agreement, or condition because the Indemnified Party had actual Knowledge of such breach , default or condition prior to Closing.

          Section 9. Miscellaneous.

     (a) Sale Restrictions; Restrictive Covenant.

               (i) During the period commencing on the Closing Date and continuing until the two-year anniversary of the Closing Date, neither CTI nor Dover Technologies International, Inc. will compete directly or indirectly through the development or acquisition of similar packaging, topography or circuitry of products of the current business of CTI in any markets in which CTI now or hereafter conducts its business. The current business of CTI is described as follows: Direct and indirect synthesizers, Phase locked and free running DRO's, Phase locked oscillators above 2GHz, and Free running sources above 2GHz. However, this restrictive covenant will not have any limitations on Dover Technologies International, Inc., through its operational subsidiary Vectron Technologies, from its ability to continue to develop and build upon their quartz SAW and BAW technology and products and expand frequency range and integration capabilities up to 3GHz.

               (ii) The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 9 is to be effective are reasonable. In the event that any court determines that the time period or the area or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be series of separate covenants one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside of the United States of America where this covenant is intended to be effective. The parties hereto agree that damages are an inadequate remedy for any breach of this covenant and that CTI shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary or permanent injunctions upon any actual or threatened breach of this covenant.

     (b) No Solicitation.

For a period of two (2) years following the Closing Date, except as expressly permitted or required pursuant to this Agreement, CTI and Dover Technologies International, Inc. shall refrain from, either alone or in conjunction with any other Person, directly or indirectly, soliciting for hire any of the current employees of CTI while such person is an employee of SYRIX or its Affiliates; provided, that CTI shall not be prohibited from responding to and/or hiring any such person in response to an unsolicited inquiry. The use of general employment advertisements, or employment agencies or search firms that are not specifically directed to recruit employees of SYRIX or its Affiliates, shall not be deemed to be a solicitation hereunder.

     (c) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that no such approval shall be necessary to the extent disclosure is required by Applicable Law or applicable stock exchange rules or any listing agreement of any party hereto.

     (d) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that SYRIX may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases SYRIX nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

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

     (g)   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (h) Headings. The section headings contained in this Agreement are inserted
for  convenience   only  and  shall  not  affect  in  any  way  the  meaning  or interpretation of this Agreement.

     (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to SYRIX:                                   Copy to:

Mr. Myron Levy, Chief Executive Officer David H. Lieberman, Esq.
Syrix Corp.                             Beckman, Lieberman & Barandes, LLP
101  North Point Boulevard              100 Jericho Quadrangle, Suite 329
Lancaster, Pennsylvania  17601          Jericho, New York  11753
Fax:    717-397-9503                    Fax:  516-433-5858

If to CTI:                              Copies to:
Robert A. Livingston                    Peter J. Marshall, Vice President
Vectron International, Inc.             Dover Technologies International, Inc.
267 Lowell Road                         20 Hawley Street
Hudson, NH  03051                       6th Floor East Tower
Fax: 603-577-6731                       Binghamton, NY 13901-3280
                                        Fax: 607-779-6770

                                        Robert J. Smith, Esq.
                                        Coughlin & Gerhart, LLP
                                        20 Hawley Street
                                        8th Floor East Tower
                                        Binghamton, NY 13901
                                        Fax: 607-723-1530

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of New York without giving effect to any choice or conflict of law provision or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.

     (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by SYRIX and CTI. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (m) Expenses. Each of the Parties will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise provided herein).

     (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (o) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

     (p) Post Closing ISRA Compliance.

          (i) On and after the Closing, if CTI uses a Remediation Agreement to achieve ISRA Closing Compliance, CTI shall only be responsible for achieving ISRA Compliance (as hereinafter defined) concerning contamination by hazardous substances existing as of the Closing or if caused by CTI after Closing. SYRIX expressly agrees to allow the New Jersey Department of Environmental Protection, CTI, previous owner, previous operator, any other person subject to the Remediation Agreement, and any of their respective agents, employees or assignees the right to enter the industrial establishment after the Closing. The term "ISRA Compliance" as used herein shall mean that CTI shall have received (a) a no further action letter from the DEP approving CTI's negative declaration; or (b) a no further action letter from the DEP approving the implementation of the ISRA remedial action workplan (either (a) or (b) the "No Further Action Letter"). After Closing, SYRIX shall not unreasonably interfere with or prohibit the achievement of ISRA Compliance.

          (ii) SYRIX shall be liable for any contamination on, at, under or emanating from the Leased Real Property by any hazardous substances, including the costs incurred to achieve ISRA Compliance for such contamination, which occurs on or after the Closing unless caused by CTI.

          (iii) So long as CTI uses reasonable efforts to avoid interfering with SYRIX's operations on the Leased Real Property, SYRIX waives any right it may have now or in the future to assert any claim on its behalf, or on behalf of any third party, against CTI arising from or in any way related to interference with the right to the quiet use and enjoyment of the Leased Real Property, including, without limitation, loss of income, rents or profits, arising from the effort to achieve ISRA Compliance.

          (iv) CTI shall be solely responsible for all proposals, negotiations, discussions and agreements with the DEP pursuant to ISRA. SYRIX shall not propose to or negotiate with the DEP pertaining to CTI's efforts to comply with ISRA. SYRIX shall reasonably cooperate with CTI in CTI's efforts to achieve ISRA Compliance, including, without limitation the execution of any and all documents which must be executed by SYRIX. SYRIX agrees that the No Further Action Letter may be subject to (i) engineering controls or institutional controls as defined in N.J.S.A. 58:10B-1 and the regulations promulgated thereunder and any successor legislation or regulations and
     (ii) a classification exception area and well use restriction area on the Leased Real Property either before or after the Closing, so long as said engineering controls, institutional controls, classification exception area and well use restriction area ("ISRA Response Activities") arise out of CTI's efforts to comply with ISRA or Environmental Laws provided said ISRA Response Activities do not materially adversely affect SYRIX's business activities and use of the Leased Real Property. CTI shall not be required to clean up the Leased Real Property to a standard more strict than those standards applicable to non-residential property, if that is acceptable to DEP.

          (v) The provisions of this Section 9(p) shall survive the Closing.

          (vi) In the event of a conflict between this Section 9(p) and any other provision of this Agreement, the provisions of this Section 9(p) shall control.

          (q) Employee Service Years. After the Closing SYRIX agrees to award each CTI employee with the same years of service credit as that employee has with CTI for the purposes of participating in SYRIX Employee Benefit Plans after the Closing.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                           SYRIX CORP.

                                By: /s/
                                       ----------------------------
                                        William R. Wilson
                                     Title:  Vice President
                                COMMUNICATIONS TECHNIQUES, INC.

                                By: /s/
                                       ----------------------------
                                         Ian Crossley
                                       Title: President



Accepted and Agreed in all respects as of the
date hereof with regard to those sections hereof applicable
to Dover Technologies International, Inc.
DOVER TECHNOLOGIES INTERNATIONAL, INC.
By: /s/
    ---------------------------------




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